                                                             Exhibit 99(a)(14)

FOR IMMEDIATE  RELEASE

                             JITNEY-JUNGLE AND DELCHAMPS
                       EXECUTE PROPOSED FTC CONSENT AGREEMENT

    Jackson, Mississippi, September 10, 1997. Jitney-Jungle Stores of America, Inc. announced today that it and Delchamps, Inc. (NASDAQ NMS:DLCH) have executed an agreement on the terms of a proposed consent decree which will, if approved by the Federal Trade Commission, allow Jitney-Jungle to acquire Delchamps under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. As previously announced, Jitney-Jungle and Delchamps have entered into a merger agreement under which Jitney-Jungle's subsidiary, Delta Acquisition Corporation, has commenced a $30 per share cash tender offer for all outstanding shares of Delchamps which will expire at 5:00 p.m., New York City time, on September 12, 1997, unless extended.

    Jitney-Jungle said the consent agreement is now under consideration by the Commission and its staff. Jitney-Jungle has requested that the Commission reach its decision prior to the September 12 expiration date of the tender offer, although Jitney-Jungle cannot predict the timing or outcome of such decision.




                                       #  #  #

FOR FURTHER INFORMATION CONTACT:

Jitney-Jungle Stores of America, Inc.:
Michael E. Julian, President and Chief Executive Officer
(601) 346-2116

MacKenzie Partners, Inc.:
Grace M. Protos
(212) 929-5500